Exhibit 23.2

www.bkassociates.com

(516) 365-6272

October 29, 2019

JetBlue Airways Corporation

27-01 Queens Plaza North

Long Island City, NY 11101

Re:	JetBlue Airways Corporation (the “Company”)
Twenty-five Airbus A321-231 Aircraft Appraisals

Ladies and Gentlemen:

We hereby consent to (i) the use of the report prepared by us with respect to the aircraft referred to above; (ii) the summary of such report under the headings (a) “Prospectus Supplement Summary – Summary of Terms of Certificates,” (b) “Prospectus Supplement Summary – Equipment Notes and the Aircraft,” (c) “Prospectus Supplement Summary – Loan to Aircraft Value Ratios,” (d) “Risk Factors – Risk Factors Relating to the Certificates and the Offering,” (e) “Description of the Aircraft and the Appraisals – The Appraisals,” (f) “Description of the Equipment Notes – Loan to Value Ratios of Equipment Notes” and (g) “Appendix III – Loan to Value Ratios of Equipment Notes”; and (iii) references to our firm under the headings (a) “Prospectus Supplement Summary – Equipment Notes and the Aircraft,” (b) “Risk Factors – Risk Factors Relating to the Certificates and the Offering,” (c) “Description of the Aircraft and the Appraisals – The Appraisals” and (d) “Experts” in the Company’s preliminary prospectus supplement expected to be dated on or about October 29, 2019, and the Company’s final prospectus supplement, in each case to the prospectus, dated March 1, 2019, included in Registration Statement No. 333-230007 and relating to the offering of JetBlue Airways Corporation Pass Through Certificates, Series 2019-1.

Sincerely,
BK ASSOCIATES, INC.

By:	/s/ Pooja Gardemal
Name:	Pooja Gardemal, CPA/ABV
Title:	Managing Director